Exhibit 10.1

STEVE GHANAYEM SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Steve Ghanayem (“Executive”) and Applied Materials, Inc. (the “Company”) (jointly referred to as the “Parties” and each individually referred to as a “Party”).

RECITALS

WHEREAS, Executive currently is employed by the Company as its Senior Vice President, New Markets and Alliances Group;

WHEREAS, Executive signed the standard Employee Agreement with the Company dated January 21, 1989 (the “Employee Agreement”);

WHEREAS, Executive entered into an offer letter with the Company dated as of January 17, 1989 (the “Offer Letter”);

WHEREAS, Executive and the Company have determined that Executive’s employment with the Company will terminate effective on January 8, 2021 (the “Planned Termination Date”), subject to the Company requesting that Executive provide up to an additional four (4) weeks of work following the Planned Termination Date (Executive’s actual date of employment termination is the “Termination Date” and such Termination Date is intended to be Executive’s Separation from Service with the Company for purposes of Section 409A);

WHEREAS, Executive holds both stock-settled time-based and performance-based equity awards (the “Equity Awards”) granted under, and subject to the terms and conditions of the Company’s Employee Stock Incentive Plan (the “Plan”) and the related equity award agreements (collectively with the Plan, the “Stock Agreements”);

WHEREAS, the Company wishes to enter into this Agreement with Executive to receive assurance of Executive’s continued service through the Planned Termination Date under the terms and conditions set forth in this Agreement;

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of, or in any way related to Executive’s employment with, or separation from, the Company; and

WHEREAS, the Parties each have been represented in the preparation and negotiation of this Agreement by legal counsel of their own choosing;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1.    Transition Period.

a.    Continuing Employment. The Company will continue to employ Executive as Advisor to the Company’s President and Chief Executive Officer (the “CEO”) up to and including the Termination Date, and will continue to pay Executive his base salary in accordance with the Company’s regular payroll practices up to and including the Termination Date. If requested by the Company in writing to Executive at least 45 days before the Planned Termination Date, Executive will remain employed with the Company for up to an additional four (4) weeks following the Planned Termination Date. Executive’s period of employment under this Agreement is the “Transition Period”. During the Transition Period, Executive will perform the reasonable duties (reasonably consistent with Executive’s experience and role as a long-tenured senior executive) assigned to him by the Company’s CEO, including (but without limitation) to advise the CEO on the transitioning and restructuring of the New Markets and Alliances Group and effectuate a smooth and orderly transition of Executive’s roles, responsibilities and knowledge. Unless otherwise determined by the CEO, during the Transition Period, Executive will continue to advise on other strategic matters as directed by the CEO. Executive understands that as the Transition Period progresses, Executive’s role may diminish commensurately, and Executive will continue to provide services through the Transition Period as assigned by the CEO (reasonably consistent with Executive’s experience and role as a long-tenured senior executive). Executive will continue to provide his employment services remotely, but will attend meetings at the Company’s Santa Clara campus from time to time if and as reasonably requested by the CEO, and subject to business travel only to the extent absolutely required and which can be performed without jeopardizing Executive’s health in light of the current COVID-19 pandemic. During the Transition Period, Executive will continue to comply with his Employee Agreement as well as all other Company policies provided or made available to Executive in writing. The Company may not terminate Executive’s employment prior to the Planned Termination Date except for Cause, and Executive may terminate Executive’s employment with the Company prior to the Planned Termination Date for any reason or no reason. As of the Effective Date, Executive no longer will be subject to the pre-clearance requirements under the Company’s insider trading policy. Further, as of the Effective Date, the Company no longer will consider Executive to be an “officer” for purposes of Section 16 under the Securities Exchange Act of 1934, as amended; it being understood that the Company’s determination in this regard is not binding on any court of competent jurisdiction, the Securities and Exchange Commission (the “SEC”) or any other person (excluding the Company) and the Company may change its determination if required to do so by any such court, the SEC or other person with authority over the Company.

b.    Salary and Benefits During the Transition Period.

i.    Salary. During the Transition Period, the Company will continue to pay Executive his current base salary (of $567,000 per year) in accordance with the Company’s regular payroll practices.

ii.    Benefits. During the Transition Period, except as otherwise provided by this Agreement, Executive will continue to be eligible to participate in all employee benefits and programs (subject to the terms of the plan or program), including the Company’s health insurance plan, and he will continue to accrue paid time off (PTO).

iii.    Equity. Except as provided by the following sentence, Executive will continue to vest in Executive’s outstanding Equity Awards on the same terms, schedule and conditions as set forth in the Stock Agreements governing such Equity Awards. Notwithstanding any contrary provision of this Agreement or the Stock Agreements, as of the Effective Date, Executive agrees to permanently forfeit the portion of all Equity Awards that have a scheduled or potential vesting date that is later than December 19, 2020, as shown on Appendix A hereto. The foregoing acts as an amendment to the impacted Equity Awards and, except as amended hereby, such Equity Awards remain subject to and governed by the terms of the applicable Stock Agreements, including the vesting requirements, whether service and/or performance-based.

iv.    Fiscal Year 2020 Bonus. If Executive remains employed by the Company through October 25, 2020 (the last day of the Company’s Fiscal Year 2020) or experiences a Qualifying Termination, Executive will remain eligible to receive a Fiscal Year 2020 bonus under the Company’s Senior Executive Bonus Plan (the “SEBP”) in accordance with its terms. Any bonus payable under the SEBP will be payable at the time(s) provided under, and in accordance with the terms of, the SEBP. Management will recommend to the Committee (as defined in the SEBP) that, subject to funding of the bonus pool based on achievement of applicable Company performance goals, Executive be awarded a bonus under the SEBP assuming a 1.0 multiplier (or actual multiplier if greater than 1.0) for his individual performance goals. However, Executive acknowledges and agrees that pursuant to the terms of the SEBP, the Committee retains discretion to determine the amount of any bonuses under the SEBP in accordance with its terms. Executive will not be eligible for any bonus or incentive payment other than as described in this Section 1.b.iv.

v.    Fiscal Year 2021 Bonus. Executive acknowledges that he will not be eligible for any Fiscal Year 2021 bonus under SEBP or otherwise.

vi.    Deferred Compensation. Executive is a participant in the Company’s 2016 Deferred Compensation Plan (the “DCP”) and shall continue to be a participant in the DCP through the Termination Date subject to the terms and conditions, including eligibility requirements, of the DCP. As of the close of business on June 30, 2020, Executive’s notional account under the DCP had a balance of $1,686,481.07, which balance is subject to change in accordance with the terms of the DCP. Executive shall be entitled to receive payments from the DCP for such balance in accordance with the terms of the DCP and in manner intended to comply with Section 409A.

c.    Benefits. Executive’s health insurance benefits will cease on the last day of the month in which his Termination Date occurs, subject to Executive’s right to continue his health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Except as otherwise provided herein, Executive’s participation in all benefits and incidents of employment, including, but not limited to, the accrual of bonuses, PTO, and vesting (including, but not limited to, vesting of equity awards), will cease as of the Termination Date.

d.    Termination Date Payments. Upon the Termination Date, the Company shall then pay Executive for all accrued unpaid salary, PTO and properly accrued and documented business expenses submitted by Executive and approved in accordance with the Company’s business expense reimbursement policy; provided, however, any properly accrued and documented business expenses submitted within one (1) week prior to the Termination Date will, if approved in accordance with Company’s business expense reimbursement policy, be reimbursed to Executive as soon as reasonably practicable following the Termination Date.

2.    Severance.

a.    Severance Payments and Benefits. If Executive meets the Release Requirements and otherwise complies with this Agreement:

i.    The Company will pay to Executive a total of $2,750,000.00 as cash severance, less applicable payroll tax and other required withholdings. This cash severance will be paid to Executive, subject to Section 27 below, as follows: $375,000.00 within forty-five (45) days following the Termination Date (the “45-Day Payment”); $375,000.00 in a lump sum on the seven (7)-month anniversary of the Termination Date (the “7-Month Payment”) and $2,000,000.00 on the one (1)-year anniversary of the Termination Date (the “1-Year Payment”), in each case payable less applicable payroll taxes and other required withholdings. Notwithstanding the foregoing, if Executive engages in a Disqualifying Activity (as defined in Section 13 below) or materially breaches Section 4, 8, 9, 10 or 13 below during the period from his Termination Date through and including the one (1)-year anniversary of the Termination Date (the “Disqualifying Activity Period”), if they are not yet paid, the obligation to pay to Executive any and all portions of the 45-Day Payment, the 7-Month Payment and the 1-Year Payment not yet paid to Executive will immediately cease and no further payments of the 45-Day Payment, the 7-Month Payment or 1-Year Payment will be paid; and if they already are paid, Executive will be obligated to repay to the Company any and all portions of the 7-Month Payment and the 1-Year Payment, but will not be obligated to repay the 45-Day Payment to the extent already paid to Executive.

ii.    The Company will pay to Executive an additional lump sum equal to (a) eighteen (18) multiplied by, (b) the monthly premium cost for health care continuation under COBRA for Executive and Executive’s eligible dependents, as such premium cost is assessed as of immediately prior to the Termination Date for the health care coverage in which Executive and his eligible dependents are enrolled as of immediately prior to the Termination Date. Such lump sum will be payable, less applicable payroll taxes and other required withholdings, within thirty (30) days following the effective date of the Supplemental Release. This amount represents approximately eighteen (18) months of health benefits costs.

iii.    For two (2) years following the Termination Date, the Company will continue to designate Executive with Global Services status under the Company’s arrangement with United Airlines.

b.    Resignation; Termination for Cause. Executive acknowledges and agrees that if Executive’s employment is terminated prior to the Planned Termination Date by the Company for Cause or by Executive for any reason other than a Qualifying Termination, Executive will not be entitled to receive any severance or other benefits (including continued vesting) except for those (if any) as may then be established under the Company’s then-existing benefits plans and practices or pursuant to other then-effective written agreements with the Company.

c.    Acknowledgement. Executive acknowledges that the benefits Executive may receive pursuant to this Section 2 do not constitute a bonus, raise, employment, or continued employment, and that consideration for the release contained below is not a bonus, raise, employment, or continued employment. Executive further acknowledges that this Agreement is a negotiated agreement between the Parties, and the release referenced herein is a negotiated severance agreement.

3.    Payment of Salary. Executive acknowledges and represents that, other than the consideration set forth in this Agreement and any portion of Executive’s base salary earned between the payroll date immediately preceding the Effective Date and the Effective Date, the Company has paid or provided all salary, wages, bonuses, accrued PTO, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, restricted stock units, performance shares, vesting, and any and all other benefits and compensation due to Executive through the date hereof.

4.    Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, executives, employees, agents, investors in their capacity as owners of the Company, attorneys, shareholders in their capacity as owners of the Company, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, “Releasees”). Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

a.    any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship, including claims under the Offer Letter or other agreement with the Company;

b.    any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.    any and all claims for wrongful discharge of employment; constructive discharge; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Reform and Control Act; the National Labor Relations Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; the Unruh Civil Rights Act; the California Equal Pay Law; the California Unfair Business Practices Act; the California Worker Adjustment and Retraining Notification Act; and the California Fair Employment and Housing Act;

e.    any and all claims for violation of the federal or any state constitution;

f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

h.    any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement, Executive’s rights to receive accrued but unpaid base salary wages owed through the Effective Date and through the Termination Date, health, disability or life insurance benefits payable in accordance with the Company’s benefit plans (to the extent Executive is eligible), or any rights with respect to director and officer indemnification pursuant to the Certificate of Incorporation and/or bylaws of the Company and all written agreements for indemnification, exculpation of liability or advancement of expenses, in effect as of the Effective Date between the Company and any of its current or former directors and officers, as well as any such indemnification or contribution rights afforded to Executive under applicable state or federal statute. This release does not release claims that cannot be released as a matter of law, including any Protected Activity (as defined below). Executive represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section. For the avoidance of doubt, Executive will remain as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time. Nothing in this Section 4 is intended to affect Executive’s rights under the DCP or Executive’s rights related to outstanding Equity Awards (after the forfeitures contemplated by this Agreement).

5.    Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the twenty-one (21)-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the twenty-one (21)-day period.

6.    California Civil Code Section 1542. Executive acknowledges that Executive has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

7.    No Pending or Future Lawsuits; Representations. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that as of the date he signs this Agreement that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees. The Company represents that it has no lawsuits, claims, or actions pending in its name, or on behalf of any other person or entity, against Executive. Executive hereby confirms to the Company that he has complied and will continue to comply with all obligations under his Employment Agreement and all applicable NDAs, has complied and will continue to comply with all responsibilities and fiduciary duties, and has maintained and provided, and will continue to maintain and provide, adequate protections for the Company’s intellectual property, trade secrets, and confidential information. The Company also represents that as of the date it signs this Agreement that it does not intend to bring any claims against Executive.

8.    Trade Secrets and Confidential Information. Subject to Section 28 governing Protected Activity, Executive agrees at all times hereafter to hold in the strictest confidence, and not to use or disclose to any person or entity, any Confidential Information of the Company. Executive understands that “Confidential Information” includes trade secrets as well as proprietary data, such as: (a) technical information, including technology and product roadmaps, manufacturing techniques, concepts, processes, formulas, designs, source code and other programs, drawings, manuals, innovations, inventions, discoveries, improvements, research and development, works of authorship, test results, specifications, and know-how; (b) commercial information, including marketing and business plans, sales strategies, forecasts, financial information, budgets, projections, production plans, product inventory and launch plans, and price lists; (c) personnel information, including organization charts and job assignments, employee directories, salaries, skills, abilities, performance reviews, and qualifications of other employees; and (d) customer and supplier information, including identities, contact lists, organization charts, product requirements, and purchase histories. Executive further understands that Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of Executive’s or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. Executive hereby grants consent to notification by the Company to any new employer about Executive’s obligations under this section. Executive represents that Executive has not to date misused or disclosed Confidential Information to any unauthorized party.

a.    Inventions Defined. “Inventions” means inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, know-how, trademarks, and trade secrets, whether or not patentable or registrable under copyright or similar laws, that Executive solely or jointly authored, conceived, developed, or reduced to practice.

b.    Assignment of Inventions and Works Made for Hire. Executive hereby assigns to Company, or its designee, all of Executive’s right, title, and interest (including all related intellectual property rights) in all Inventions that Executive created during the period of time Executive was in the employ of the Company (including during off-duty hours) (“Company Inventions”). In addition, Executive acknowledges that all original works of authorship that were made by Executive (solely or jointly with others) within the scope of and during the period of Executive’s employment with Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act, and in accordance, the Company is considered the author of these works.

c.    Exception to Assignments. EXECUTIVE ACKNOWLEDGES AND UNDERSTANDS THAT THE PROVISIONS OF THIS AGREEMENT REQUIRING ASSIGNMENT OF INVENTIONS TO COMPANY DO NOT APPLY TO ANY INVENTION THAT QUALIFIES FULLY UNDER THE PROVISIONS OF CALIFORNIA LABOR CODE SECTION 2870. California Labor Code section 2870 provides: “(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

d.    Outside Inventions. Executive acknowledges that Executive has not incorporated any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by any third party into any Invention without the Company’s prior written permission. Executive acknowledges that Executive has informed the Company, in writing, before incorporating any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by Executive or in which Executive has an interest prior to, or separate from, Executive’s employment with the Company, including, without limitation, any such inventions that are subject to California Labor Code Section 2870 (“Outside Inventions”) into any Invention or otherwise utilizing any Outside Invention in the course of Executive’s employment with the Company; and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit any such incorporated or utilized Outside Inventions, without restriction, including, without limitation, as part of, or in connection with, such Invention, and to practice any method related thereto.

e.    Moral Rights. Any assignment to the Company of Company Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” or the like (collectively, “Moral Rights”). If Moral Rights cannot be assigned under applicable law, Executive hereby waives and agrees not to enforce any and all Moral Rights, including any limitation on subsequent modification, to the extent permitted under applicable law.

f.    Further Assurances. Executive will assist the Company, or its designee, at Company’s expense, in every proper way to secure and protect the Company’s rights in Company Inventions and any related copyrights, patents, mask work rights, or other intellectual property rights in any and all countries. Executive will disclose to Company all pertinent information and data. Executive will execute all applications, specifications, oaths, assignments, and all other instruments that Company deems necessary in order to apply for and obtain these rights and in order to deliver, assign, and convey to Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to Company Inventions, and any related copyrights, patents, mask work rights, or other intellectual property rights. Executive will testify in a suit or other proceeding relating to such Company Inventions and any rights relating thereto.

9.    No Cooperation. Subject to Section 28 governing Protected Activity, Executive agrees that he will not knowingly encourage, advise, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or upon written request from an administrative agency or the legislature or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order or written request from an administrative agency or the legislature, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order or written request from an administrative agency or the legislature. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance.

10.    Non-Disparagement. Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. The Company will instruct Gary Dickerson, Gino Addiego, Dan Durn, Terri Little, Om Nalamasu, Prabu Raja, Ali Salehpour, Jay Kerley, Susan Schmitt and Keith Wells not to disparage, defame, libel, or slander Executive; provided, however, that both Executive and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process. Executive will direct any inquiries by potential future employers to Susan Schmitt, the Company’s Group Vice President of Human Resources (or any successor), who will use her best efforts to provide only the Executive’s last position of Senior Vice President, New Markets and Alliances Group and the dates of his employment and will state that it is the Company’s policy to only provide that information about former employees. The Company agrees that Executive will be given an opportunity to provide input on any publicly-distributed communication regarding Executive’s departure from the Company prior to publication or release of such communication, and the Company will consider such input in good faith.

11.    Breach. In addition to the rights provided in the “Attorneys’ Fees” Section below, Executive acknowledges and agrees that any material breach by Executive of this Agreement (including Sections 4, 8, 9, 10 and 13) or his Employee Agreement will entitle the Company immediately to cease providing the 45-Day Payment and recover and/or cease providing the 7-Month Payment, the 1-Year Payment and/or the other severance payments (excluding the 45-Day Payment) and benefits (including, for the avoidance of doubt, Global Services status), provided or scheduled to be provided to Executive under Section 2.a of this Agreement. Legal action by Executive in good faith challenging or seeking a determination of the validity of the Executive’s release of claims under the ADEA will not constitute a material breach of the Agreement. In the event of any other breach of this Agreement, the aggrieved Party will be entitled to all remedies provided by applicable law.

12.    No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

13.    Disqualifying Activities. During the Disqualifying Activity Period, the following are “Disqualifying Activities”: working as an employee, officer, director, consultant, contractor, advisor, or agent for any of the entities, or any of their parent entities, subsidiaries or affiliates, listed on Appendix C of this Agreement without the prior express written permission of the CEO.

14.    Definitions.

a.    Cause. For purposes of this Agreement, “Cause” means (i) Executive’s failure to reasonably perform the duties assigned to him by the CEO, provided that Executive will receive one written notice of such failure and have one period of ten (10) business days following the written notice in which to cure such failure, it being understood and agreed that Executive will not be entitled to any notice or cure period for any failure under this clause (i) that occurs or continues subsequent to the expiration of the one cure period referenced herein, (ii) Executive’s act of personal dishonesty in connection with his responsibilities as an employee and intended to result in Executive’s substantial personal enrichment, (iii) Executive being convicted of, or pleading no contest or guilty to, (A) a misdemeanor that has had or will have a detrimental effect on the Company, or (B) any felony, (iv) Executive’s willful act that constitutes gross misconduct, or (v) Executive’s violation of any Company employment policy or standard of conduct that has been provided or made available to Executive in writing, provided that Executive will receive one written notice of any act that constitutes a violation of any Company employment policy or standard of conduct that has been provided or made available to Executive in writing and, if the act is curable, Executive will have one period of ten (10) business days following the written notice in which to cure such violation, it being understood and agreed that Executive will not be entitled to any notice or cure period for any violation under this clause (v) that occurs or continues subsequent to the expiration of the one cure period referenced herein, and under no circumstance will Executive be entitled to any cure period for a violation that is not curable.

b.    Deferred Compensation Separation Benefits. For the purposes of this Agreement, “Deferred Compensation Separation Benefits” means any severance pay or benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits payable to Executive (or Executive’s estate or beneficiaries), that in each case, when considered together, are considered deferred compensation under Section 409A.

c.    Disability. For purposes of this Agreement, “Disability” shall be interpreted consistent with the requirements of Section 409A and shall mean that Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. The Board the Human Resources and Compensation Committee of the Board or their respective delegates will determine in good faith whether or not Executive has incurred a Disability based on such evidence as it deems necessary or appropriate. Notwithstanding the foregoing, Executive will be deemed to qualify for Disability hereunder if he or she has been determined to be totally disabled by the Social Security Administration.

d.    Qualifying Termination. For the purposes of this Agreement, “Qualifying Termination” means a termination of Executive’s employment with the Company prior to the Planned Termination Date due to Executive’s death or Disability.

e.    Release Requirements. For the purposes of this Agreement, “Release Requirements” means, collectively, the following requirements: (i) Executive remains employed through the Planned Termination Date or, with respect to the benefits available under Section 2.a.i and Section 2.a.ii (but not for purposes of Section 2.a.iii), Executive experiences a Qualifying Termination; (ii) Executive executes this Agreement within 21 days of receiving this Agreement, and does not revoke his execution of this Agreement within seven (7) days thereafter; (iii) Executive does not materially breach this Agreement or breach the Employee Agreement; and (iv) not earlier than the Planned Termination Date, and not later than 21 days after the Planned Termination Date, Executive (or, in the event of Executive’s death, Executive’s beneficiaries) executes and provides to the Company, and within seven (7) days thereafter does not revoke his execution of, a Supplemental Release of Claims (the “Supplemental Release”) in the form set forth as Appendix B to this Agreement.

15.    Costs. The Parties will each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation, negotiation and execution of this Agreement.

16.    Arbitration. Any dispute arising from or relating to this Agreement shall be finally and exclusively settled by arbitration in Santa Clara County, California, United States, in accordance with the Arbitration Rules and Procedures (“JAMS Rules”) of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) then in effect, by one or more commercial arbitrator(s), who may or may not be selected from the appropriate list of JAMS arbitrators. If the Parties cannot agree upon the number and identity of the arbitrators within fifteen (15) days following the Arbitration Date, then a single arbitrator shall be selected on an expedited basis in accordance with the JAMS Rules. The arbitrator(s) shall have the authority to grant injunctive relief and specific performance. The Parties shall pay an equal share of the fees and costs of arbitration (including arbitrator fees, filing fees, administrative fees, and all other fees and costs related to the arbitration). The prevailing Party in the arbitration shall be entitled to an award of its reasonable attorneys’ fees, expert witness fees, and costs incurred in connection therewith. Judgment upon the award so rendered may be entered and enforced in the United States Federal Courts located in the Northern District of California or, if the Company determines that jurisdiction is not proper in such Federal Courts, California Superior Court in the County of Santa Clara. This Agreement shall be deemed to have been made in, and shall be construed pursuant to the laws of California, including with respect to substantive and procedural laws, without regard to conflicts of law provisions thereof. To the extent that the JAMS Rules conflict with the laws of California law, the laws of California shall take precedence. The undersigned waives to the fullest extent permitted by law its right to a trial by jury. Should any term of this Section conflict with any other agreement between the Parties, the Parties agree that this Section shall govern, to the extent there is such conflict.

17.    Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on his behalf under the terms of this Agreement. Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company, other than the portion representing employer Social Security and unemployment taxes, and any penalties, assessments or other costs related to such taxes (including but not limited to under Section 409A), and that any and all payments and benefits hereunder are subject to applicable tax withholdings and other required withholdings. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or the Company’s failure to withhold, or Executive’s delayed payment of, federal or state taxes, but explicitly not including (i) the portion representing employer Social Security and unemployment taxes or (ii) penalties or interest imposed on the Company as a result of its failure to withhold, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

18.    Authority. The Company represents and warrants that the CEO has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

19.    No Representations. Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

20.    Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision, except that if Section 2.a, 4 or 13 of this Agreement or the Supplemental Release when executed are held to be illegal, unenforceable or void as a result of legal action initiated by Executive or a defense raised by Executive in response to legal action initiated by the Company, then at its election the Company may cease making the 45-Day Payment and may cease making any other cash severance payments to Executive and recover from Executive any cash severance payments already made with the exception of the 45-Day Payment.

21.    Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party will be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

22.    Entire Agreement. This Agreement, the Employee Agreement, the Stock Agreements, the DCP, and the Supplemental Release when executed represent the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment and termination with the Company and the events leading thereto and associated therewith, and supersede and replace any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company. To the extent that there is any conflict or inconsistency between this Agreement and the Employee Agreement, this Agreement will govern.

23.    No Oral Modification. This Agreement may be amended only in a writing signed by Executive and the CEO.

24.    Governing Law. This Agreement will be governed by the laws of the State of California, without regard to choice-of-law provisions.

25.    Effective Date. Executive understands that this Agreement will be null and void if not executed by Executive within twenty-one (21) days after his receipt of this Agreement. Executive has seven (7) days after he signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as he has not revoked this Agreement before that date (the “Effective Date”).

26.    Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

27.    Internal Revenue Code Section 409A.

a.    Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits will become payable under this Agreement until Executive has a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and guidance promulgated thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time (collectively, “Section 409A”). Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A. Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then if and to the extent necessary to avoid subjecting Executive to an additional tax under Section 409A, any Deferred Compensation Separation Payments that are otherwise payable within the first six (6) months following Executive’s separation from service will be paid on the date that is six (6) months and one (1) day following the date of Executive’s separation of service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his separation from service but prior to the six (6) month anniversary of his separation from service, then any payments delayed in accordance with this Section 27.a will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. See Section 17 of this Agreement regarding Executive’s responsibility for the payment of taxes.

b.    Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. Notwithstanding any contrary provision of this Agreement, in no event will the Company have any liability or obligation to reimburse, indemnify, or hold harmless Executive (or Executive’s estate or beneficiaries or any other person) for any taxes, costs or liabilities that may be imposed on or incurred by Executive (or Executive’s estate or beneficiaries or any other person) as a result of Section 409A or any provision of the Code. The provisions of this Agreement are intended to comply with or be exempt from the requirements of Section 409A so that none of the Severance Payment or other payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt.

28.    Protected Activity Not Prohibited. Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” includes filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity under this section, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Employee Agreement to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications except as may be required by law or a court of competent jurisdiction, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement. Any language in the Employee Agreement regarding Executive’s right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

29.    Voluntary Execution of Agreement. Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that:

a.	he has read this Agreement;

b.	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

c.	he understands the terms and consequences of this Agreement and of the releases it contains; and

d.	he is fully aware of the legal and binding effect of this Agreement.

oOo

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Steve Ghanayem, an individual

Dated: July 2nd, 2020.	/s/ Steve Ghanayem
Steve Ghanayem

APPLIED MATERIALS, INC.

Dated: July 3, 2020.	By:	/s/ Gary E. Dickerson
Gary E. Dickerson
President and Chief Executive Officer

APPENDIX A

Equity Awards to be Forfeited on Effective Date

Grant ID	Grant Date	Grant Type	Scheduled or Potential Vesting Date	Number of Shares at Target Performance*
PAMI790069	11/06/2017	RSU	12/19/2021	8,877
PAMI990660	12/06/2018	RSU	12/19/2021	14,228
PAMI990751M	12/06/2018	PRSU	12/19/2021	21,341
PAMI990751P	12/06/2018	PRSU	12/19/2021	21,341
PAMI1002717	12/05/2019	RSU	12/19/2021	7,955
PAMI1002717	12/05/2019	RSU	12/19/2022	7,955
PAMI1002726M	12/05/2019	PRSU	12/19/2022	11,932
PAMI1002726P	12/05/2019	PRSU	12/19/2022	11,932

			TOTAL	105,561

*

The number of shares scheduled to vest at target performance is included in this table for reference only; however, for the avoidance of doubt, all shares subject to the listed Equity Awards that have a scheduled or potential vesting date that is later than December 19, 2020 are forfeited as of the Effective Date.

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APPENDIX B

SUPPLEMENTAL RELEASE OF CLAIMS

YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY ABOUT THIS SUPPLEMENTAL

RELEASE OF CLAIMS PRIOR TO EXECUTING IT.

This Supplemental Release Agreement (“Supplemental Release”) is made by and between Steve Ghanayem (“Executive”) and Applied Materials, Inc. (“Company”) (jointly referred to as the “Parties”). Terms capitalized herein but not defined herein shall have the meanings given to them in that certain Agreement by and between the Parties to which this Exhibit is attached. Executive’s employment terminated on                     , 2021 (“Termination Date”) and such Termination Date was intended by the Parties to be Executive’s separation from service with the Company within the meaning of Section 409A of the Internal Revenue Code.

1.    General Release. In consideration of the mutual promises, and consideration provided in the Steve Ghanayem Separation Agreement and Release, effective as of                     , 2020 (the “Agreement”), Executive hereby verifies and confirms his renewed agreement to the terms of that Agreement, including but not limited to the release and waiver of any and all claims relating to the services provided to the Company, and further extends such release and waiver to any claims that may have arisen during the Transition Period as defined therein, including but not limited to claims under any local ordinance or state or federal employment law, including laws prohibiting discrimination in employment on the basis of race, sex, age, disability, national origin, or religion, as well as any claims for misclassification, wrongful discharge, breach of contract, attorneys’ fees, costs, or any claims of amounts due for fees, commissions, expenses, salary, bonuses, profit sharing or fringe benefits.

2.    Consideration. Contingent on Executive’s execution and non-revocation of this Supplemental Release and meeting the other Release Requirements (as defined in the Agreement), the Company agrees that Executive will be provided with the severance payments as set forth in Section 2.a of the Agreement, pursuant to the terms and conditions set forth in the Agreement.

3.    Return of Company Property. Executive’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company except as provided in the Agreement.

4.    Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Supplemental Release or outstanding vested Equity Awards (as defined in the Agreement), the payment of any accrued paid time off, which shall be timely paid, and the payment of wages owed through the Termination Date, the Company has paid or provided all salary, wages, bonuses, accrued paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.

5.    Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the SR Effective Date of this Supplemental Release. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Supplemental Release; (b) he has twenty-one (21) days within which to consider this Supplemental Release; (c) he has seven (7) days following his execution of this Supplemental Release to revoke this Supplemental Release; (d) this Supplemental Release shall not be effective until after the revocation period has expired; and (e) nothing in this Supplemental Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Supplemental Release and returns it to the Company in less than the twenty-one (21)-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Supplemental Release. Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Supplemental Release on the Company’s behalf that is received prior to the SR Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the twenty-one (21)-day period.

6.    Protected Activity Not Prohibited: Executive understands that nothing in this Supplemental Release shall in any way limit or prohibit Executive from engaging for a lawful purpose in any Protected Activity. For purposes of this Supplemental Release, “Protected Activity” includes filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, , the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or

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disclosure of any information that may constitute Company Confidential Information under the Employee Agreement or Section 8 of the Agreement to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Supplemental Release. Any language in the Employee Agreement regarding Executive’s right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Supplemental Release. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

7.    Entire Agreement. The Agreement and this Supplemental Release represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Supplemental Release, the Agreement and Executive’s relationship with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Supplemental Release and Executive’s relationship with the Company, including but not limited to the Offer Letter, with the exception of the Employee Agreement (other than as specified in Section 28 of the Agreement), and the Stock Agreements.

8.    Expiration of Supplemental Release. Executive understands that this Supplemental Release shall be null and void if not executed by him within twenty one (21) days following the Termination Date (as defined in the Agreement).    Executive has seven (7) days after he signs this Supplemental Release to revoke it. This Supplemental Release will become effective on the eighth (8th) day after Executive signed this Supplemental Release, so long as it has not been revoked by Executive before that date (the “SR Effective Date”).

9.    Voluntary Execution of Supplemental Release. Executive understands and agrees that he executed this Supplemental Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that:

(a)	he has read this Supplemental Release;

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(b)	he has been represented in the preparation, negotiation, and execution of this Supplemental Release by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	he understands the terms and consequences of this Supplemental Release and of the releases it contains; and

(d)	he is fully aware of the legal and binding effect of this Supplemental Release.

Dated: , 2021.	Steve Ghanayem, an individual

Steve Ghanayem

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